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                                                                    EXHIBIT 99.3

                                    C3, INC.
                                    --------
                        1997 DECLARATION OF AMENDMENT TO
                           1997 OMNIBUS STOCK PLAN OF
                                    C3, INC.

     THIS DECLARATION OF AMENDMENT, made this 11th day of December, 1997, by C3, INC., a North Carolina corporation (the "Corporation"), to the 1997 Omnibus Stock Plan of C3, Inc. (the "Plan").

                                R E C I T A L S:

         WHEREAS, the Corporation has established the Plan, which Plan has been approved by the Board of Directors (the "Board" or the "Board of Directors") and the shareholders of the Corporation; and

         WHEREAS, the Plan is intended to encourage selected employees, directors and independent contractors to increase their proprietary interest in the Corporation, in order to stimulate their efforts to enhance the efficiency, soundness, profitability, growth and shareholder value of the Corporation; and

         WHEREAS, the Board has determined that certain amendments should be made to the Plan in order to accomplish such purposes and to clarify the interpretation of certain Plan provisions;

         NOW, THEREFORE, IT IS DECLARED, that, effective as of the date hereof, the Plan shall be amended as follows:

         1. The first sentence of Section 5(b) is hereby deleted and the following sentence is inserted in lieu thereof, with the remaining portion of
Section 5(b) being unchanged:

                  "(b) With respect to the grant of an Incentive Option, the individual does not own, immediately before the time that the Incentive Option is granted, stock possessing more than ten percent of the total combined voting power of all classes of stock of the Corporation or a related corporation; provided, however, that an individual owning more than ten percent of the total combined voting power of all classes of stock of the Corporation or a related corporation may be granted an Incentive Option if the price at which such Option may be exercised is greater than or equal to 110 percent (110%) of the fair market value of the shares on the date the Option is granted and the period of the Option does not exceed five years."

         2. All references in Section 6(c)(iii)(E) to the "Company" shall be deleted and the term "Corporation" shall be inserted in lieu thereof.

         3. The first sentence of Section 6(c)(iv) shall be deleted and the following sentence shall be inserted in lieu thereof, with the remaining portion of Section 6(c)(iv) being unchanged:

                  "(iv) Unless an individual option agreement provides otherwise, an Option granted to a Participant who was an independent contractor or director of the Corporation or a related corporation at the time of grant (and who does not thereafter become an employee, in which case he shall be subject to the provisions of Section 6(c)(iii) herein) may be exercised only to the extent exercisable on the date of the Participant's termination of service to the Corporation or a related corporation (unless the termination was for cause), and must be exercised, if at all, prior to the first to occur of the following, as applicable: (X) the close of the period of 90 days next succeeding the termination date; or (Y) the close of the Option Period."

         4. Section 7(d)(iii) shall be deleted in its entirety and the following shall be inserted in lieu thereof:



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                  "(iii) No SAR may be exercised unless the Participant is, at the time of exercise, an eligible Participant, as described in Section 5, and has been a Participant continuously since the date the SAR was granted, subject to the provisions of Section 6(c)(iii) and (iv) herein."

         5. The first sentence of Section 8(a) of the Plan shall be deleted in its entirety and the following shall be inserted in lieu thereof, with the remainder of Section 8(a) being unchanged:

                  "(a) GRANT OF RESTRICTED AWARDS: Subject to the limitations of the Plan, the Committee may in its sole and absolute discretion grant Restricted Awards to such eligible individuals in such numbers, upon such terms and at such times as the Committee shall determine."

         IN WITNESS WHEREOF, this Declaration of Amendment is executed on behalf of C3, Inc. as of the day and year first above written.


                                              C3, INC.



                                               By:
                                                  ------------------------------
                                                      Jeff N. Hunter
                                                      President

ATTEST:


----------------------------------
Mark W. Hahn
Secretary

[Corporate Seal]